                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549



                                 F O R M   8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) NOVEMBER 15, 1994



                           COMMERCIAL METALS COMPANY
             (Exact name of registrant as specified in its charter)



                                      DELAWARE
                 (State or other jurisdiction of incorporation)


       1-4304                                              75-0725338
(Commission File Number)                       (IRS Employer Identification No.)


7800 STEMMONS FREEWAY, DALLAS, TEXAS                                       75247
(Address of principal executive offices)                              (Zip Code)


Registrant's telephone number, including area code (214) 689-4300

Item 1.  Not Applicable.

Item 2.  Acquisition of Assets.

                 On November 15, 1994, Commercial Metals Company, (the "Company") acquired by merger of the Company's wholly-owned subsidiary, CMC Acquisition Company, with Owen Steel Company, Inc. ("Owen"), all outstanding common stock of Owen and two affiliated corporations, Owen Miscellaneous Metals, Inc. and South Carolina Steel Corporation (the "Owen Affiliates"). The acquisition was effected pursuant to an Agreement and Plan of Merger among Owen, the Owen Affiliates, CMC Acquisition Company, the Company and the selling stockholders identified therein dated September 26, 1994 (the "Agreement").
The Agreement is filed as Exhibit 2 to this report and is incorporated herein by reference. All selling stockholders are unrelated to the Company or the officers, directors or other affiliates of the Company.

                 The Company paid approximately $50 million consisting of $25,055,895 in cash and issuance of 932,301 shares, valued at $26.875 per share, of the Company's Common Stock to certain selling stockholders. The Company also provided funds for the retirement of approximately $32 million of Owen debt at the closing. The purchase price may be subject to further post-closing adjustments. The Company obtained funds for the acquisition in the ordinary course of business on a short term unsecured basis from Chase Manhattan Bank, N.A.

                 The Company also acquired, by virtue of Owen's ownership of all common stock of subsidiary corporations, control of Owen Steel Company of N.C., Inc., Owen of Georgia, Inc., Owen Steel Company of Florida, Owen Supply Company, Inc., Owen Industrial Products, Inc., Owen Joist Corporation, Owen Electric Steel Company of South Carolina and Owen Joist of Florida, Inc. Owen, the Owen Affiliates and subsidiaries are engaged in steel manufacturing, fabrication and recycling. Owen is headquartered in Columbia, South Carolina.

                 The surviving corporation in the merger changed its name to SMI-Owen Steel Company, Inc., and will continue the Owen businesses as a part of the Steel Group in the Company's manufacturing segment. The acquisition includes a steel minimill at Cayce, near Columbia, South Carolina, with an annual melting capacity of about 350,000 tons and rolling capacity of approximately 250,000 tons. Additionally the Company acquired six rebar fabricating shops, five structural fabrication shops, two joist manufacturing plants, three scrap metal processing facilities, and one construction supply company operation, located in South Carolina, North Carolina, Virginia, Georgia and Florida. The acquisition expands the Company's Steel Group manufacturing and fabrication network into the southeastern United States and will increase the Company's annual capacity for steel production to approximately 1.7 million tons and for steel fabrication to approximately 500,000 tons. Owen affiliated scrap metal processing operations, which will also operate as a part of the Company's Steel Group, are expected to process approximately 155,000 tons per year of scrap metal, primarily for melting at the nearby SMI-Owen minimill.


Items 3. through 4.  Not Applicable.


Item 5. Other Events.

                 See Item 3. Legal Proceedings in the Company's Annual Report on Form 10-K for the year ended August 31, 1994, filed November 28, 1994, concerning litigation involving the Company's subsidiary, CMC Oil Company and the Federal Energy Regulatory Commission of the United States Department of Energy. On November 22, 1994, the United States District Court entered a Final Order denying CMC Oil Company's motion for summary judgment, granting the government's motion for summary judgment and affirming the November, 1993 Remedial Order as issued by the Federal Energy Regulatory Commission.
Judgment was entered in favor of the government in the principal sum of $1,330,399 plus interest as provided in the Remedial Order which the CMC Oil Company estimates to be approximately $5,400,000. CMC Oil Company is evaluating its options with regard to the ruling including appeal.


Item 6. Not Applicable.


Item 7. Financial Statements and Exhibits.

         The Company has determined that it is impracticable to file the required financial statements of the acquired business and pro forma financial information at the time of the filing of this report. Accordingly, the Company undertakes to file the required financial statements and pro forma financial information as soon as practicable, but not later than 60 days after the date of filing of this report.


         Exhibit:

         2. Agreement and Plan of Merger among Owen Steel Company, Inc., Owen Miscellaneous Metals, Inc., South Carolina Steel Corporation, Commercial Metals Company, CMC Acquisition Company and the Stockholders Identified Herein dated September 26, 1994.


Item 8. Not Applicable.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                               COMMERCIAL METALS COMPANY


Date   November 30, 1994                       By: /s/ STANLEY A. RABIN
                                                  Stanley A. Rabin,
                                                  President & Chief Executive
                                                  Officer

                              INDEX TO EXHIBITS



                                                                                SEQUENTIALLY
EXHIBIT                                                                           NUMBERED
NUMBER                      DESCRIPTION                                             PAGE
- -------                     -----------                                         ------------
2.        Agreement and Plan of Merger among Owen Steel Company, Inc.,
          Owen Miscellaneous Metals, Inc., South Carolina Steel
          Corporation, Commercial Metals Company, CMC Acquisition
          Company and the Stockholders Identified Herein dated September
          26, 1994.